STOCK PURCHASE AGREEMENT


         This Agreement is made as of this 21st day of September, 1998, by and between the NINA MASON PULLIAM CHARITABLE TRUST, an Indiana trust (the "Trust"), and CENTRAL NEWSPAPERS, INC., an Indiana corporation (the "Company").


                                    Recitals

         A. The Trust holds shares of the Class A common stock of the Company (the "Shares").

         B. The Company desires to purchase from the Trust and the Trust desires to sell to the Company Two Million Five Hundred Thousand (2,500,000) of the Shares (the "Redeemed Shares").



                                    Agreement

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and subject to and upon the terms and conditions hereinafter set forth, it is hereby agreed as follows:


                                    Article I
                           Purchase of Redeemed Shares

         1.1. On the date agreed upon by the Trust and the Company as the closing date of this transaction (the "Closing Date"), the Trust will deliver to the Company, at the Company's offices in Phoenix, Arizona, the certificate or certificates representing the Redeemed Shares, a stock power duly executed in blank and such other instruments as the Company shall deem necessary to transfer ownership of the Redeemed Shares to the Company. The Company will deliver to the Trust a certified or cashiers check or wire funds transfer in an amount equal to One Hundred Fifty Million Dollars ($150,000,000) or $60 per Redeemed Share (the "Purchase Price") plus interest at the rate of five percent (5%) per annum from September 16, 1998 through the Closing Date, calculated on the basis of a 365 day year.

         1.2      The Company represents and warrants as follows:

                  (a) This Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Company will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Company is a party or by which the Company otherwise is bound; and

                  (b) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Trust, the Company or any other person, for any commission, fee or other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Company.


                                   Article II
                   Representations and Covenants of the Trust

                  The Trust hereby represents and warrants as follows:

                  (a) As of the Closing Date, the Trust will be the sole owner of the Redeemed Shares, and that each of the Redeemed Shares will be free and clear of liens, encumbrances, claims of others and transfer restrictions of any kind with the exception of any restrictive legend placed on the certificate(s);

                  (b) The Trust has full power and authority to sell the Redeemed Shares to the Company in accordance with the provisions hereof;

                  (c) This Agreement is the valid and binding obligation of the Trust enforceable in accordance with its terms, and the execution and performance of this Agreement by the Trust will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Trust is a party or by which the Trust otherwise is bound;

                  (d) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Trust, the Company or any other person, for any commission, fee or other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Trust; and

                  (e) The Trust has had access to all information it desires concerning the Company and its subsidiaries and operations, and has had the opportunity to ask such questions of officers of the Company as the Trust has deemed necessary or appropriate in order to enable the Trust to determine whether to authorize the sale of the Redeemed Shares on the terms herein specified. The Trust has reviewed all information it deems material to making its decision to sell the Redeemed Shares hereunder.


                                   Article III
                                  Registration

         The Company has agreed to register 1,336,850 shares of its Class A Common Stock in a registered secondary offering pursuant to a prospectus. The Trust will pay its own legal and accounting fees, fees for the fairness opinion received by the Trust, the underwriter's discount and all NASD, SEC and Blue Sky filing fees related to the secondary offering. The Company will pay all other fees related to the secondary offering. Any over-allotment shares requested by the underwriter shall be included in the shares registered by the Company.

                                   Article IV
                              Conditions Precedent

         All obligations of the parties under this Agreement are subject to the fulfillment or satisfaction, prior to or as of the Closing Date, of each of the following conditions precedent:

                  (a) the arrangement of financing for the transaction on terms and conditions acceptable to the Company;

                  (b)      the  receipt  of  probate  court   approval  for  the
                           transaction by the Trust; and

                  (c) the receipt of fairness opinions for the transaction acceptable to each of the Company and the Trust.



                                    Article V
                                     General

         5.1. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior understandings and agreements concerning the subject matter hereof. This Agreement may only be modified or amended in writing.

         5.2. This Agreement shall be governed and construed in all respects under the laws of the State of Indiana.

         5.3. This Agreement may be executed in counterparts, each one of which shall constitute one and the same Agreement and each one of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                   CENTRAL NEWSPAPERS, INC.


                                   By: /s/ Thomas K. MacGillivray
                                      ------------------------------------------
                                      Thomas K. MacGillivray, Vice President and
                                        Chief Financial Officer




                                   THE NINA MASON PULLIAM CHARITABLE TRUST


                                   By: /s/ Frank E. Russell
                                      ------------------------------------------
                                   Printed:   Frank E. Russell
                                   Title:     Trustee